Exhibit 99.1

United Parks & Resorts Inc. Reports Second Quarter and First Six Months 2025 Results

ORLANDO, FL, August 7, 2025 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2025.

Second Quarter 2025 Highlights

•
Attendance was 6.2 million guests, an increase of approximately 48 thousand guests or 0.8% from the second quarter of 2024.
•
Total revenue was $490.2 million, a decrease of $7.4 million or 1.5% from the second quarter of 2024.
•
Net income was $80.1 million, a decrease of $11.0 million or 12.1% from the second quarter of 2024.
•
Adjusted EBITDA[1] was $206.3 million, a decrease of $11.9 million or 5.4% from the second quarter of 2024.
•
Total revenue per capita[2] decreased 2.2% to $78.64 compared to the second quarter of 2024. Admission per capita[2] decreased 3.9% to $41.03 while in-park per capita spending[2] decreased 0.4% to $37.61 compared to the second quarter of 2024.

First Six Months 2025 Highlights

•
Attendance was 9.6 million guests, a decrease of approximately 11 thousand guests or 0.1% from the first six months of 2024.
•
Total revenue was $777.2 million, a decrease of $17.9 million or 2.2% from the first six months of 2024.
•
Net income was $64.0 million, a decrease of $15.9 million or 20.0% from the first six months of 2024.
•
Adjusted EBITDA[1] was $273.7 million, a decrease of $23.6 million or 7.9% from the first six months of 2024.
•
Total revenue per capita[2] decreased 2.1% to $80.74 from the first six months of 2024. Admission per capita[2] decreased 4.1% to $42.79, while in-park per capita spending[2] increased 0.1% to a record $37.95 from the first six months of 2024.

Other Highlights

•
The Board of Directors voted to recommend a new $500 million share buyback authorization, subject to approval by non-Hill Path shareholders.
•
During the second quarter of 2025, the Company came to the aid of 500 animals in need in the wild. The total number of animals the Company has helped over its history is more than 42,000.

"We are pleased to have grown attendance in the second quarter despite experiencing amongst the worst weather we have ever experienced in a second quarter. Despite those headwinds, we saw an increase in international and group visitation compared to the prior year in the second quarter. Additionally, we saw an increase in attendance at all of our Orlando parks, including SeaWorld Orlando, Aquatica Orlando and Discovery Cove," said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc.

“Looking forward, we continue to be encouraged by the forward booking trends we are seeing in our group business and at our Discovery Cove Property – both of which are up mid to high single digits for the remainder of the year. While it’s early, the 2026 bookings are also showing very strong trends in both areas as well. We are excited about our remaining line-up of events as we wrap up the summer including "Bands, Brew & BBQ" at SeaWorld Orlando, "Summer Spectacular" at SeaWorld San Diego, "Red, White & BBQ" at SeaWorld San Antonio, and "Bier Fest Brews & BBQ" at both Busch Gardens Tampa Bay and Busch Gardens Williamsburg over the next few weeks. Later in September, we will start our popular Halloween events which will run through October and be followed by our Christmas events in November and December. These special events continue to grow in popularity and we expect this year's events to be amongst our biggest ever. Early forward booking ticket sales for our Howl O’ Scream events across our parks are running ahead of prior year. I want to thank all of our ambassadors for their hard work and dedicated efforts to make these things happen," continued Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

"I am also happy to announce that our Board has approved a new $500 million share repurchase program, subject to approval by a majority of the non-Hill Path stockholders. We intend to file preliminary proxy materials for a special meeting of stockholders within the coming days and expect to have the vote within the next 30 days. With our strong balance sheet and significant free cash flow generation, we are excited to be able to take advantage of what we believe to be a very attractive opportunity to invest in the shares of our own Company via a share repurchase and return capital to our stockholders.”

“We are confident in our ability to deliver operational and financial improvements that will result in meaningful increases in revenue, Adjusted EBITDA and total shareholder value. While headwinds impacted our performance in the first half of the year and took us off the pace we initially set, we are focused on and expect to deliver strong second half financial results."

"I am excited about the opportunity set in front of us, both in the near-term where we see clear paths to drive meaningful progress, and over the medium term, where the growth potential is even greater. We are focused, well positioned and confident in the investments we are making, the operational efficiencies we are realizing and the value we are building for stakeholders," concluded Swanson.

Second Quarter 2025 Results

In the second quarter of 2025, the Company hosted approximately 6.2 million guests, generated total revenues of $490.2 million, net income of $80.1 million and Adjusted EBITDA of $206.3 million. Attendance increased approximately 48,000 guests when compared to the second quarter of 2024. The increase in attendance was primarily due to a favorable calendar shift including the shift of Easter and Spring Break holidays from the first quarter to the second quarter, partially offset by the impact of significantly worse weather compared to the prior year quarter.

The decrease in total revenue of $7.4 million compared to the second quarter of 2024 was primarily a result of a decrease in total revenue per capita, partially offset by an increase in attendance. Total revenue per capita decreased due to decreases in admissions per capita and in-park per capita spending.

	Three Months Ended June 30,		Change
	2025	2024	%
(In millions, except per share and per capita amounts)
Total revenues	$490.2	$497.6	(1.5%)
Net income	$80.1	$91.1	(12.1%)
Earnings per share, diluted	$1.45	$1.46	(0.7%)
Adjusted EBITDA	$206.3	$218.2	(5.4%)
Net cash provided by operating activities	$181.2	$173.2	4.6%
Attendance	6.2	6.2	0.8%
Total revenue per capita	$78.64	$80.44	(2.2%)
Admission per capita	$41.03	$42.68	(3.9%)
In-Park per capita spending	$37.61	$37.76	(0.4%)

First Six Months 2025 Results

In the first six months of 2025, the Company hosted approximately 9.6 million guests, generated total revenues of $777.2 million, net income of $64.0 million and Adjusted EBITDA of $273.7 million. Attendance decreased approximately 11,000 guests when compared to the first six months of 2024. The decrease in attendance was primarily due to the impact of meaningfully worse weather, including during peak visitation periods compared to the first six months of 2024.

The decrease in total revenue of $17.9 million compared to the first six months of 2024 was primarily a result of decrease in total revenue per capita and a decrease in attendance. Total revenue per capita decreased due to a decrease in admissions per capita partially offset by an increase in in-park per capita spending.

	Six Months Ended June 30,		Change
	2025	2024	%
(In millions, except per share and per capita amounts)
Total revenues	$777.2	$795.0	(2.2%)
Net income	$64.0	$79.9	(20.0%)
Earnings per share, diluted	$1.15	$1.26	(8.7%)
Adjusted EBITDA	$273.7	$297.3	(7.9%)
Net cash provided by operating activities	$206.9	$244.7	(15.4%)
Attendance	9.6	9.6	(0.1%)
Total revenue per capita	$80.74	$82.50	(2.1%)
Admission per capita	$42.79	$44.60	(4.1%)
In-Park per capita spending	$37.95	$37.90	0.1%

Share Repurchases

The Board of Directors voted to recommend a new $500 million share buyback authorization, subject to approval by non-Hill Path shareholders.

Rescue Efforts

In the second quarter of 2025, the Company came to the aid of 500 animals in need in the wild. The total number of animals the Company has helped over its history is more than 42,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, August 7, 2025, at 9 a.m. Eastern Time to discuss its second quarter and first six months of fiscal 2025 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on August 7, 2025, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 7, 2025, through 11:59 p.m. Eastern Time on August 14, 2025, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 7870803.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 42,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond our control adversely affecting attendance and guest spending at our theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence our decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning our theme parks, the theme park industry and/or zoological facilities; a significant portion of our revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to our websites and/or information technology systems; cyber security risks to us or our third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; adverse litigation judgments or settlements; inability to grow our business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on our business and the economy in general; unionization activities and/or labor disputes; inability to protect our intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; inability to maintain certain commercial licenses; restrictions in our debt agreements limiting flexibility in operating our business; inability to retain our current credit ratings; our leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; tariffs or other trade restrictions; environmental regulations, expenditures and liabilities; suspension or termination of any of our business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; actions of activist stockholders; the policies of the U.S. President and their administration or any changes to tax laws; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Chris Petrikin

United Parks & Resorts Inc.

chris.petrikin@unitedparks.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2025	2024	$	%	2025	2024	$	%
Net revenues:
Admissions	$255,740	$264,003	$(8,263)	(3.1%)	$411,855	$429,812	$(17,957)	(4.2%)
Food, merchandise and other	234,472	233,590	882	0.4%	365,306	365,204	102	0.0%
Total revenues	490,212	497,593	(7,381)	(1.5%)	777,161	795,016	(17,855)	(2.2%)
Costs and expenses:
Cost of food, merchandise and other revenues	37,173	38,645	(1,472)	(3.8%)	60,132	61,692	(1,560)	(2.5%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	204,789	190,199	14,590	7.7%	366,059	355,082	10,977	3.1%
Selling, general and administrative expenses	64,402	63,788	614	1.0%	108,539	111,665	(3,126)	(2.8%)
Severance and other separation costs (a)	408	296	112	37.8%	408	589	(181)	(30.7%)
Depreciation and amortization	42,974	40,281	2,693	6.7%	84,669	79,463	5,206	6.6%
Total costs and expenses	349,746	333,209	16,537	5.0%	619,807	608,491	11,316	1.9%
Operating income	140,466	164,384	(23,918)	(14.6%)	157,354	186,525	(29,171)	(15.6%)
Other expense (income), net	216	(147)	363	NM	193	33	160	NM
Interest expense	33,951	39,386	(5,435)	(13.8%)	68,058	78,163	(10,105)	(12.9%)
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts (b)	—	2,452	(2,452)	NM	—	2,452	(2,452)	NM
Income before income taxes	106,299	122,693	(16,394)	(13.4%)	89,103	105,877	(16,774)	(15.8%)
Provision for income taxes	26,191	31,569	(5,378)	(17.0%)	25,128	25,954	(826)	(3.2%)
Net income	$80,108	$91,124	$(11,016)	(12.1%)	$63,975	$79,923	$(15,948)	(20.0%)
Earnings per share:
Earnings per share, basic	$1.46	$1.47			$1.16	$1.27
Earnings per share, diluted	$1.45	$1.46			$1.15	$1.26

Weighted average common shares outstanding:
Basic	54,991	61,890			55,005	62,953
Diluted (c)	55,411	62,268			55,436	63,488

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,		Change	For the Six Months Ended June 30,		Change	Last Twelve Months Ended June 30,
	2025	2024	#	2025	2024	#	2025
Net income	$80,108	$91,124	$(11,016)	$63,975	$79,923	$(15,948)	$211,549
Provision for income taxes	26,191	31,569	(5,378)	25,128	25,954	(826)	63,203
Interest expense	33,951	39,386	(5,435)	68,058	78,163	(10,105)	157,657
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts	—	2,452	(2,452)	—	2,452	(2,452)	1,487
Depreciation and amortization	42,974	40,281	2,693	84,669	79,463	5,206	168,644
Equity-based compensation expense (d)	4,043	2,979	1,064	8,376	7,270	1,106	15,723
Loss on impairment or disposal of assets and certain non-cash expenses (e)	12,117	2,279	9,838	13,208	7,883	5,325	38,737
Business optimization, development and strategic initiative costs (f)	3,045	4,120	(1,075)	4,309	7,654	(3,345)	15,053
Certain investment costs and other taxes (g)	222	1,019	(797)	225	4,139	(3,914)	(322)
COVID-19 related incremental costs (h)	217	1,355	(1,138)	505	1,861	(1,356)	(4,398)
Other adjusting items (i)	3,397	1,589	1,808	5,252	2,545	2,707	9,255
Adjusted EBITDA (j)	$206,265	$218,153	$(11,888)	$273,705	$297,307	$(23,602)	$676,588
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							13,400
Other adjustments as defined in the Debt Agreements (l)							7,595
Covenant Adjusted EBITDA (m)							$697,583

	For the Three Months Ended June 30,		Change	For the Six Months Ended June 30,		Change
	2025	2024	#	2025	2024	#
Net cash provided by operating activities	$181,196	$173,227	$7,969	$206,911	$244,673	$(37,762)
Capital expenditures	53,561	79,528	(25,967)	110,464	166,814	(56,350)
Free Cash Flow (n)	$127,635	$93,699	$33,936	$96,447	$77,859	$18,588

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2025	As of December 31, 2024
Cash and cash equivalents	$193,921	$115,893
Total assets	$2,730,473	$2,573,578
Deferred revenue	$207,753	$152,655
Long-term debt, including current maturities:
Term B-3 Loans	$1,530,731	$1,538,442
Senior Notes	725,000	725,000
Total long-term debt, including current maturities	$2,255,731	$2,263,442
Total stockholders’ deficit	$(394,851)	$(461,540)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2025	2024	$	%
Capital Expenditures:
Core (o)	$97,997	$120,275	$(22,278)	(18.5%)
Expansion/ROI projects (p)	12,467	46,539	(34,072)	(73.2%)
Capital expenditures, total	$110,464	$166,814	$(56,350)	(33.8%)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2025	2024	#	%	2025	2024	#	%
Attendance	6,234	6,186	48	0.8%	9,625	9,636	(11)	(0.1%)
Total revenue per capita (q)	$78.64	$80.44	$(1.80)	(2.2%)	$80.74	$82.50	$(1.76)	(2.1%)
Admission per capita (r)	$41.03	$42.68	$(1.65)	(3.9%)	$42.79	$44.60	$(1.81)	(4.1%)
In-Park per capita spending (s)	$37.61	$37.76	$(0.15)	(0.4%)	$37.95	$37.90	$0.05	0.1%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of debt issuance costs and discounts associated with the refinancing transactions in 2024.

(c) During the three and six months ended June 30, 2025, there were approximately 686,000 and 671,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and six months ended June 30, 2024, there were approximately 524,000 and 513,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(e) Reflects primarily non-cash self-insurance reserve adjustments of: (i) approximately $9.6 million for the three and six months ended June 30, 2025; (ii) approximately $4.6 million for the six months ended June 30, 2024; and (iii) approximately $26.3 million for the twelve months ended June 30, 2025, respectively. Also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(f) For the three, six, and twelve months ended June 30, 2025, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.2 million, $3.5 million, and $6.5 million, respectively, of other business optimization costs and strategic initiative costs and (ii) $0.4 million, $0.4 million, and $8.2 million, respectively, of third-party consulting costs. Reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.2 million and $4.0 million of other business optimization costs and strategic initiative costs for the three and six months ended June 30, 2024, respectively, and (ii) $1.5 million and $3.0 million of third-party consulting costs for the three and six months ended June 30, 2024, respectively.

(g) For the three and six months ended June 30, 2024, primarily relates to expenses associated with a stockholders' agreement amendment proposal and a share repurchase proposal.

(h) For the three and six months ended June 30, 2025 and 2024, primarily reflects costs associated with certain legal matters and nonrecurring contractual liabilities related to the previously disclosed temporary COVID-19 park closures. For the twelve months ended June 30, 2025, primarily reflects a reversal of costs, which had previously been accrued, associated with nonrecurring contractual liabilities and respective assessments related to the previously disclosed temporary COVID-19 park closures.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing the Company's Senior Secured Credit Facilities due to the unusual nature of the items.

(j)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.